As filed with the Securities and Exchange Commission on October 9, 2025

Registration No. 333-275153

Registration No. 333-207950

Registration No. 333-171181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-275153

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-207950

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-171181

UNDER
THE SECURITIES ACT OF 1933

TITAN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3171940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 East 53rd St., Suite 3001

New York, NY 10022

(Address of Principal Executive Offices, including Zip Code)

Titan Pharmaceuticals, Inc. 2014 Incentive Plan
Titan Pharmaceuticals, Inc. 2015 Omnibus Incentive Plan

Titan Pharmaceuticals, Inc. 1995 Stock Option Plan, as amended and restated

Titan Pharmaceuticals, Inc. 1998 Stock Option Plan

Titan Pharmaceuticals, Inc. 2001 Non-Qualified Stock Option Plan

Titan Pharmaceuticals, Inc. 2002 Stock Incentive Plan

(Full Title of the Plans)

Chay Weei Jye
Acting Secretary
Titan Pharmaceuticals, Inc.
10 East 53rd St., Suite 3001
New York, New York 10022
(786) 769-7512

(Name, address and telephone number of agent for service)

Copies to:

Kenneth A. Schlesinger, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Titan Pharmaceuticals, Inc. (the “Company” or “Titan”):

●	Registration Statement No. 333-275153 filed with the SEC on October 24, 2023 pertaining to the registration of 2,492,424 shares of common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan, (the “2015 Plan”);

●	Registration Statement No. 333-207950 filed with the SEC on November 11, 2015 pertaining to the registration of 1,784,750 shares of Common Stock pursuant to Titan Pharmaceuticals, Inc. 2014 Incentive Plan and the 2015 Plan; and

●	Registration Statement No. 333-171181 filed with the SEC on December 15, 2010 pertaining to the registration of 8,370,413 shares of Common Stock pursuant to the Company’s prior stock option and incentive plans.

On October 1, 2025, the Company completed its previously announced business combination pursuant to the Merger and Contribution and Share Exchange Agreement (the “Merger Agreement”) dated as of August 19, 2024 by and among (i) the Company, (ii) Black Titan Corporation, a Cayman Islands exempted company limited by shares (“Black Titan” or “PubCo”), (iii) TTNP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Black Titan (“Merger Sub”), and (iv) TalenTec Sdn. Bhd., f/k/e KE Sdn. Bhd., a Malaysian private limited company (“TalenTec”). Upon the terms and subject to the conditions of the Merger Agreement, on October 1, 2025, at the effective time of the Merger, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation under the same name as a direct wholly owned subsidiary of Black Titan.

In connection with the Merger, Titan, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by Titan in Part II of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold or unissued at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Country of Malaysia,, on this 9th day of October, 2025.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Chay Weei Jye
Name:	Chay Weei Jye
Title:	Acting Secretary

Note: No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933.

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